UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2016 (September 16, 2016)

GENERAL CANNABIS CORP

 (Exact Name of Registrant as Specified in Charter)

Colorado	000-54457	90-1072649
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6565 E. Evans Avenue Denver, Colorado	80224
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 759-1300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01

Entry into a Material Definitive Agreement.

On September 16, 2016, General Cannabis Corp. (the “Company”), Infinity Capital West, LLC (“Infinity”), a Colorado limited liability company, and GC Finance Arizona LLC (“FA”), a Delaware limited liability company (hereinafter collectively the “Parties”), entered into a second amendment agreement (the “Second Amendment”), which amended the terms of an option agreement (the “Option Agreement”), dated as of November 4, 2015 by and among the Parties. Both Infinity and FA,a wholly-owned subsidiary of Infinity, are controlled by Michael Feinsod, the Company’s Chairman of the Board of Directors. As previously disclosed on the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2015, pursuant to the Option Agreement, FA and Infinity granted the Company an option to purchase all of FA’s interest in DB Products Arizona, LLC (“DB”) at FA’s actual cost, plus $1.00.

DB is a Delaware LLC whose equity interests are currently 50% owned by FA and 50% owned by Bloom Master Fund I, LLC. FA has agreed to grant Dixie Brands, Inc. an option (the “Dixie Option”) to purchase 50% of its equity interest in DB, representing a 25% equity interest in DB. Accordingly, the Company’s option from FA is subject to the Dixie Option. DB is involved in the production and distribution of Dixie Brands, Inc.’s full line of medical cannabis Dixie Elixirs and Edible products in Arizona. Infinity owns approximately 1% of the capital stock of Dixie Brands, Inc.

Pursuant to the Second Amendment, FA agrees to grant the Company an extension of the option exercise term originally granted in the Option Agreement to September 30, 2018 in consideration for $10 and other valuable consideration.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
4.1	Second Amendment Agreement, dated September 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 20, 2016

GENERAL CANNABIS CORP

By:	/s/ Robert L. Frichtel
Name:	Robert L. Frichtel
Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amendment Agreement, dated September 16, 2016